Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
April 27, 2023

A. O. Smith Reports Strong First Quarter 2023 Performance
First Quarter 2023 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $966 million, a decrease of 1%
◦North America increased 3% year over year
◦Rest of World decreased 14% year over year, a decrease of 8% in local currency
•Net earnings of $126.9 million resulted in record first quarter earnings per share (EPS) of $0.84, an increase of 11%
•Adjusted earnings of $142.5 million exclude a non-cash after-tax impairment charge of $15.6 million related to the committed plan to sell the company’s business in Turkey, resulting in record first quarter adjusted EPS of $0.94
•Strong operating cash flow and free cash flow of $119.9 million and $109.2 million respectively, driven by higher earnings and working capital management
•2023 Outlook raised to:
◦Sales flat to 2022 at the mid-point with a range of +/- 2%
◦EPS of between $3.20 and $3.40 and adjusted EPS between $3.30 and $3.50
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its first quarter 2023 results.
Key Financial Metrics
First Quarter
(in millions, except per share amounts)

	Q1 2023	Q1 2022	% Change YoY
Net sales	$966.4	$977.7	-1%
Net earnings	$126.9	$119.8	6%
Adjusted earnings[1]	$142.5	$122.0	17%
Diluted earnings per share	$0.84	$0.76	11%
Adjusted earnings per share[1]	$0.94	$0.77	22%
1Excludes impairment charge related to the company’s committed plan to sell its business in Turkey in 2023 and non-operating pension expense in 2022. See accompanying GAAP to Non-GAAP reconciliations for further details

“A. O. Smith delivered strong performance in the first quarter driven by resilient water heater demand and lower year-over-year steel costs. China sales aligned with our expectations and improved sequentially throughout the quarter,” noted Kevin J. Wheeler, chairman and chief executive officer. “I am pleased with the outstanding performance of the global team to meet customer demand and deliver strong results.”
First quarter adjusted earnings of $142.5 million and adjusted EPS of $0.94 exclude a non-cash impairment charge of $15.6 million related to the company’s committed plan to sell its business in Turkey. Of the $15.6 million impairment charge, $12.5 million was recorded in the Rest of World segment and $3.1 million was recorded in corporate expenses.
Segment-level Performance
North America
First Quarter 2023
Record first quarter sales of $752.7 million increased 3% compared to first quarter sales in the prior year due to higher commercial and residential water heater volumes that were partially offset by lower pricing.
Segment earnings were $188.6 million, an increase of 24% compared to segment earnings in the first quarter of last year. Segment operating margin was 25.1% in the first quarter of 2023, an increase of 430 basis points compared to the prior year. The higher segment earnings and segment operating margin were primarily due to higher volumes of commercial and residential water heaters and lower steel costs. Adjusted segment earnings of $154.4 million and adjusted segment margin of 21.1% in the first quarter of 2022 exclude pre-tax non-operating pension expenses of $2.6 million.
Rest of World
First Quarter 2023
Rest of World sales of $219.1 million decreased 14% year-over-year, including an unfavorable currency translation impact of approximately $17 million. In local currency, segment sales decreased by approximately 8% year-over-year. The decrease in sales in the first quarter of 2023 was driven by lower consumer demand in China due to COVID-19-related headwinds. Sales in India increased 28% in local currency in the first quarter of 2023.
Segment earnings of $5.3 million and segment operating margin of 2.4% decreased significantly compared with the first quarter of 2022, primarily driven by the impairment charge of $12.5 million associated with the company’s committed plan to sell its business in Turkey. Adjusted segment earnings of $17.8 million decreased 28% compared to the first quarter of 2022. Adjusted segment operating margin of 8.1% decreased 160 basis points primarily due to lower volumes in China partially offset by lower selling costs.
Balance Sheet, Liquidity and Capital Allocation
As of March 31, 2023, cash and marketable securities balances totaled $496.0 million and debt totaled $340.8 million, resulting in a leverage ratio of 16.0% as measured by total debt-to-total capitalization.
Cash provided by operations was $119.9 million and free cash flow was $109.2 million in the first three months of 2023, which increased year-over-year driven by higher earnings and a more favorable working capital contribution primarily related to lower inventory levels and incentive payments.

As part of its commitment to return capital to shareholders, the Company repurchased 821,000 shares at a cost of $53.1 million through March 31, 2023. As of March 31, 2023, authority remained to repurchase approximately 7.1 million additional shares. The Company has raised its outlook for its share repurchase and now expects to spend $300 million repurchasing shares in 2023, an increase of $100 million compared to its previous outlook.
On April 10, 2023, the Company’s board of directors approved a $0.30 per share dividend for shareholders of record on April 28, payable on May 15, marking 83 consecutive years of dividend payments.
Outlook
2023 Outlook
(in millions except per share amounts)

	2022	2023 Outlook
	Actual	Low End	High End
Net sales	$3,754	$3,680	$3,830
Diluted earnings per share	$1.51	$3.20	$3.40
Adjusted earnings per share	$3.14[2]	$3.30[3]	$3.50[3]
2Excludes pension settlement expense, legal judgment income, terminated acquisition-related expenses and non-operating pension expense. See accompanying GAAP to Non-GAAP reconciliations for further details
3Excludes impairment charge associated with the company’s committed plan to sell its business in Turkey. See accompanying GAAP to Non-GAAP reconciliations for further details
“We are very pleased with our start to 2023, particularly in North America water heating, where we believe that we outperformed the market, and our price cost relationship resulted in a first quarter operating margin that was stronger than our full year expectations. We have recently seen a meaningful rise in the steel index prices which will translate into higher input costs and put pressure on water heater margins in the second half of the year. In commercial water heating, the strong start to the year was a combination of resilient demand and a comparison to a weak first quarter last year in the commercial electric product category. China’s reopening after the COVID-19 restrictions were lifted has occurred as expected so far and we are encouraged by sequential month-over-month demand improvement,” stated Wheeler. “Our revised outlook for the full year 2023 projects our sales to be flat year-over-year at the mid-point, +/- 2%. We raised our expected full year adjusted EPS to be between $3.30 and $3.50, an 8% year-over-year increase at the mid-point.”
“We believe our strong balance sheet and free cash flow continue to provide us the liquidity to focus on our capital allocation priorities of organic growth, dividends, acquisitions and share repurchases, which we believe will enable us to execute our strategy to invest and grow profitably.”
The Company’s guidance excludes the potential impacts from future acquisitions.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the First Quarter 2023 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing the following non-GAAP measures: total segment earnings, free cash flow, adjusted earnings, adjusted segment earnings and adjusted corporate expenses. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of impairment charges, pension settlement expenses, as well as legal judgment income, expenses associated with terminated acquisition costs and non-operating pension expenses and income. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.
Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: further softening in U.S. residential water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, as a result of the severity and duration of the lingering effects of the COVID-19 pandemic; further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s business in China as a result of future COVID-19-related disruptions there; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflict in Ukraine; potential weakening in the high-efficiency boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Condensed Consolidated Statement of Earnings
(dollars in millions, except share data)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Net sales	$966.4	$977.7
Cost of products sold	592.3	636.1
Gross profit	374.1	341.6
Selling, general and administrative expenses	187.2	179.8
Impairment expense	15.6	—
Interest expense	4.0	1.5
Other (income) expense	(4.0)	3.7
Earnings before provision for income taxes	171.3	156.6
Provision for income taxes	44.4	36.8
Net earnings	$126.9	$119.8
Diluted earnings per share of common stock	$0.84	$0.76
Average common shares outstanding (000’s omitted)	151,900	158,318

A. O. SMITH CORPORATION
Condensed Consolidated Balance Sheet
(dollars in millions)

	(unaudited) March 31, 2023	December 31, 2022
ASSETS:
Cash and cash equivalents	$406.2	$391.2
Marketable securities	89.8	90.6
Receivables	586.8	581.2
Inventories	503.7	516.4
Other current assets	57.3	54.3
Total Current Assets	1,643.8	1,633.7
Net property, plant and equipment	585.5	590.7
Goodwill and other intangibles	964.7	967.6
Operating lease assets	32.3	29.8
Other assets	110.0	110.5
Total Assets	$3,336.3	$3,332.3
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$550.4	$625.8
Accrued payroll and benefits	59.9	75.7
Accrued liabilities	213.6	159.1
Product warranties	61.8	63.6
Debt due within one year	10.0	10.0
Total Current Liabilities	895.7	934.2
Long-term debt	330.8	334.5
Operating lease liabilities	25.1	22.4
Other liabilities	294.5	293.5
Stockholders’ equity	1,790.2	1,747.7
Total Liabilities and Stockholders’ Equity	$3,336.3	$3,332.3

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Cash Flows
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Operating Activities
Net earnings	$126.9	$119.8
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	19.2	20.3
Stock based compensation expense	7.0	7.6
Non-cash impairment	15.6	—
Net changes in operating assets and liabilities:
Current assets and liabilities	(50.6)	(137.8)
Noncurrent assets and liabilities	1.8	6.6
Cash Provided by Operating Activities	119.9	16.5
Investing Activities
Capital expenditures	(10.7)	(12.9)
Investment in marketable securities	(14.7)	(16.9)
Net proceeds from sale of marketable securities	15.6	31.9
Cash (Used in) Provided by Investing Activities	(9.8)	2.1
Financing Activities
Long-term debt (repaid) incurred	(3.7)	98.7
Common stock repurchases	(53.1)	(107.9)
Net proceeds (payments) from stock option activity	4.7	(2.7)
Dividends paid	(45.4)	(44.2)
Cash Used In Financing Activities	(97.5)	(56.1)
Effect of exchange rate changes on cash and cash equivalents	2.4	—
Net increase (decrease) in cash and cash equivalents	15.0	(37.5)
Cash and cash equivalents - beginning of period	391.2	443.3
Cash and Cash Equivalents - End of Period	$406.2	$405.8

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2023	2022
Net sales
North America	$752.7	$730.1
Rest of World	219.1	256.0
Inter-segment sales	(5.4)	(8.4)
	$966.4	$977.7
Earnings
North America(1)	$188.6	$151.8
Rest of World(2)	5.3	24.8
Inter-segment earnings elimination	—	(0.1)
	193.9	176.5
Corporate expense(3)	(18.6)	(18.4)
Interest expense	(4.0)	(1.5)
Earnings before income taxes	171.3	156.6
Provision for incomes taxes	44.4	36.8
Net earnings	$126.9	$119.8

Additional Information
(1) Adjustments: North America
includes pension expense of:	$—	$2.6
(2) Adjustments: Rest of World
includes impairment expense of:	$12.5	$—
(3) Adjustments: Corporate expense
includes impairment expense of:	$3.1	$—
includes pension expense of:	$—	$0.3

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted Earnings Per Share
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted earnings per share to adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP):

	Three Months Ended March 31,
	2023	2022
Net Earnings (GAAP)	$126.9	$119.8
Impairment expense, before tax	15.6	—
Pension expense, before tax	—	2.9
Tax effect on above items	—	(0.7)
Adjusted Earnings (non-GAAP)	$142.5	$122.0

Diluted Earnings Per Share (GAAP)	$0.84	$0.76
Impairment expense per diluted share, before tax	0.10	—
Pension expense per diluted share, before tax	—	0.01
Tax effect on above items per diluted share	—	—
Adjusted Earnings Per Share (non-GAAP)	$0.94	$0.77

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported earnings before provision for income taxes to total segment earnings (non-GAAP)     and adjusted segment earnings (non-GAAP):

	Three Months Ended March 31,
	2023	2022
Earnings Before Provision for Income Taxes (GAAP)	$171.3	$156.6
Add: Corporate expense(1)	18.6	18.4
Add: Interest expense	4.0	1.5
Total Segment Earnings (non-GAAP)	$193.9	$176.5

North America(2)	$188.6	$151.8
Rest of World(3)	5.3	24.8
Inter-segment earnings elimination	—	(0.1)
Total Segment Earnings (non-GAAP)	$193.9	$176.5

Additional Information
(1)Corporate expense	$(18.6)	$(18.4)
Impairment expense, before tax	3.1	—
Pension expense, before tax	—	0.3
Adjusted Corporate expense (non-GAAP)	$(15.5)	$(18.1)

(2)North America	$188.6	$151.8
Pension expense, before tax	—	2.6
Adjusted North America (non-GAAP)	$188.6	$154.4

(3)Rest of World	$5.3	$24.8
Impairment expense, before tax	12.5	—
Adjusted Rest of World (non-GAAP)	$17.8	$24.8

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Three Months Ended, March 31,
	2023	2022
Cash provided by operating activities (GAAP)	$119.9	$16.5
Less: Capital expenditures	(10.7)	(12.9)
Free cash flow (non-GAAP)	$109.2	$3.6

A. O. SMITH CORPORATION
2023 Adjusted EPS Guidance and 2022 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2023 Guidance		2022
Diluted EPS (GAAP)	$ 3.20 - 3.40		$1.51
Impairment expense	0.10	(1)	—
Pension settlement charges	—		1.60	(2)
Pension expense	—		0.06	(3)
Legal judgment income	—		(0.05)
Terminated acquisition-related expenses	—		0.02
Adjusted EPS (non-GAAP)	$ 3.30 - 3.50		$3.14
(1)Includes pre-tax impairment expense of $12.5 million and $3.1 million, within the Rest of World segment and Corporate expenses, respectively.
(2)Includes pre-tax pension settlement charges of $346.8 million and $70.5 million, within the North America segment and Corporate expenses, respectively.
(3)Includes pre-tax pension expense of $9.7 million and $2.0 million, within the North America segment and Corporate expenses, respectively.